Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 21, 2021 (except for the stock split described in Notes 1 and 4 and the effects thereof, as to which the date is November 24, 2021), with respect to the financial statements of Financial Strategies Acquisition Corp. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma

November 24, 2021